EXHIBIT 99.05

Pazoo Launches New Website, Engages GreenHouse IG, LLC as Lead Corporate Expansion and Branding Agent

WHIPPANY, N.J., March 27, 2015 (GLOBE NEWSWIRE) -- Pazoo, Inc. (OTC:PZOO) (German WKN#: A1J3DK) is pleased to report that GreenHouse IG, LLC (GreenHouse) is being engaged to redefine the overall branding and marketing of the Pazoo label. GreenHouse over the past three weeks has already given valuable input into the redesign of certain aspects of the corporate brand and plans on expanding Pazoo's outreach and services in the medical marijuana industry.

Just last night Pazoo launched a new expanded website www.pazoo.com that gives a visitor the option to now visit www.cannabisking.pazoo.com a comprehensive look into all aspects of Pazoo's entry into the marijuana testing industry. A visitor also will have the option to click through to the previously existing Pazoo health and wellness website www.pazoo.com/home. GreenHouse has also advised on and is in the process of helping to rebrand Pazoo as a company that now promotes safety in products and services as part of the overall health and wellness of an individual.

Pazoo is currently underway on an aggressive expansion plan to provide marijuana testing laboratories throughout the United States. Pazoo, through 40% owned partner, MA & Associates, LLC, will be conducting its first of many grand openings on April 20, 2015. Pazoo through, wholly owned subsidiary, Harris Lee, LLC has gained the exclusive testing rights for the State of Oregon utilizing Steep Hill Labs best in class testing methodology. Entry into a third and possibly fourth state is expected before calendar year-end 2015.

Pazoo CO-CEO David Cunic stated, "While we are very excited about what is currently transpiring, I can not express my excitement over the prospects for growth and expansion moving forward. We have expanded our management team with the key addition of CO-CEO Antonio Del Hierro. Coupling Steep Hill Labs best in class testing methodology with our best in class management team, we expect to be the premier marijuana testing company nation wide."

About Pazoo, Inc.:

Pazoo, Inc., is a company focused on health, wellness and safety. Our focus is to provide best-in-class laboratory testing of cannabis and cannabinoids to protect consumers from impurities, contaminants and other irregularities. Through our wholly owned subsidiary, Harris Lee, and our partnership with MA & Associates, Pazoo provides industry leading laboratory testing of cannabis. Pazoo's license agreement with Steep Hill Labs Inc. allows us to use their best-in-market testing protocols on a right of first refusal basis as we expand throughout the USA. Pazoo is licensed to test cannabis in Nevada and Oregon, with a focus on expansion into other states. Additionally, Pazoo delivers a comprehensive array of health and wellness information on its website www.pazoo.com, and features industry experts from both the health and wellness arena and the pet industry.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

CONTACT: For Investor Relations:
         Taylor Capitol, LLC
         Phone: 973-351-3868
         Email: INVESTOR@PAZOO.COM